Exhibit 99.3

FIRST AMENDMENT TO

SECURITIES PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO SECURITIES PURCHASE AGREEMENT (this “Amendment”) is made by and between FNDS3000 Corp, a Delaware corporation (the “Company”); and Sherington Holdings, LLC (“Investor”) as of the 30th day of November, 2009.

W I T N E S S E T H :

WHEREAS, Company and Investor are parties to that certain Securities Purchase Agreement effective as of November 2, 2009 (as amended or otherwise modified from time to time the “Securities Purchase Agreement”); and

WHEREAS, Company has requested that the Securities Purchase Agreement be amended to modify the representation and warranty contained in Section 3(c) thereof as hereinafter set forth; and

WHEREAS, Investor is willing to so amend the Securities Purchase Agreement as set forth herein, subject to the terms and conditions also set forth herein;

NOW, THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Definitions. All capitalized terms used herein and not otherwise expressly defined herein shall have the respective meanings given to such terms in the Securities Purchase Agreement.

2. Amendment. The second sentence of Section 3(c) of the Securities Purchase Agreement is hereby deleted and the following text is substituted in its stead:

After the Second Closing, giving effect to the issuance of the Investor Shares and the Other Shares as contemplated by this Agreement (assuming that there are 540,000 Unsubscribed Shares, and no warrants or options are exercised between the First Closing and the Second Closing), (i) 52,629,214 shares will be issued and outstanding, (ii) no shares will be held in treasury, (iii) 52,481,338 shares will be reserved for issuance upon the exercise of options and warrants outstanding, (iv) 7,270,807 shares will be reserved for issuance upon the exercise of certain convertible notes outstanding and interest thereon, all of which convertible notes were issued to Investor and an additional 227,786 shares will be reserved for the issuance of shares for interest earned on the convertible from November 1, 2009 through February 28, 2010.

3. Limitation on Amendments; Reaffirmation. Except as expressly set forth herein, the Securities Purchase Agreement shall be and remain in full force and effect as originally written, and shall constitute the legal, valid, binding and enforceable obligation of Company and Investor. The term “Agreement” as used in the Securities Purchase Agreement and all similar references in each of the other Transaction Agreements shall hereafter mean the Securities Purchase Agreement, as amended by this Amendment.

4. Costs and Expenses. Each party agrees to bear its own costs and expenses in connection with the drafting, negotiation and execution of this Amendment and the other agreements executed in connection herewith.

5. Miscellaneous. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument. This Amendment shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Georgia, other than its laws respecting choice of law.

[Signatures page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed under seal, all as of the date first above written.

ISSUER:

FNDS3000 CORP.

By:	/s/ John Watson
Name:	John Watson
Title:	Executive Vice President

PURCHASER:

SHERINGTON HOLDINGS, LLC

By:	/s/ Raymond Goldsmith
Its:	Sole Member